SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ONVIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Onvia Stockholder Letter

Dear Fellow Stockholders:

We accomplished much in 2005 on the way to achieving our mission to become the authoritative source that businesses rely on for relevant information, insight, and intelligence required to grow their public-sector related business. We believe there is an unmet market need for value-priced, robust public sector sales and marketing information. The Board of Directors approved the investment of $5 million to build a database of hard-to-find public sector content and to develop tools which transform the collected data into unique market and competitive intelligence. To fulfill our mission, Onvia launched the new product called Onvia Business Builder in July 2005.

The Onvia Business Builder leverages Onvia’s proprietary database of current and historical information on over 2.6 million procurement records from across 71,000 government agencies representing 292,000 government buyers nationwide. The effects of Onvia Business Builder on sales were immediate. In the fourth quarter of 2005, 11% of transactions involved Onvia Business Builder, and as a result, quarterly contract value per client grew by 22% to $897 from $738 in the third quarter of 2005.

In 2005, we recruited sales and marketing executives to develop the go-to-market strategy for the new product offering and to implement a new sales methodology. Our executives implemented a sales and marketing approach that identified and solved client business issues through the implementation of our business intelligence offering. The new sales approach is intended to decrease our reliance on direct marketing and improve the way potential prospects are targeted and qualified.

The Company increased annual revenue to $14.7 million in 2005, compared to $13.1 million in 2004. Net loss increased to $6.2 million in 2005, compared to $3.9 million in 2004, and consequently, net loss per share increased to $0.79 in 2005 from $0.51 in 2004. The increase in net loss was anticipated and directly related to the $5 million investment in new products, sales and marketing, and technology.

In 2006, Onvia plans to increase the size of its sales force, institute price increases, improve retention rates, and introduce new products to drive sales momentum. Onvia’s sales organization has adopted the new sales methodology to more effectively target prospects for high value products, with the goals of increasing the number of high value clients, improving client retention, and improving new product adoption within the existing client base. The new sales process is intended to reduce spending on direct marketing activities. These savings will be reinvested in sales headcount. Selected new products to be launched in 2006 are intended to improve the value of the core offering.

In January 2006, the Board of Directors eliminated an automatic evergreen provision in the Company’s 1999 Stock Option Plan. The effect is that after 2006, there will no longer be any automatic increases to the stock option pool. Future increases must be approved by the stockholders. This gives more control to the stockholders to increase the number of stock options available for granting.

The Board unanimously elected director Robert G. Brown to serve as lead director, to act as a liaison between the Board and management team, to ensure constructive relationships among the Board members, and to provide leadership to enhance effectiveness at Board meetings.

The success of 2005 would not have been possible without the support and loyalty of our customers. We also greatly appreciate the hard work and dedication of the Company’s employees and the Board of Directors. Thank you.

Michael D. Pickett Chairman of the Board, Chief Executive Officer, and President

Notice of Annual Stockholders Meeting

The Annual Stockholders Meeting of Onvia, Inc., a Delaware corporation, will be held on Friday, May 5, 2006, at 10:00 a.m. local time, at our principal executive offices located at 1260 Mercer Street, Seattle, Washington 98109, for the following purposes:

1. To elect two Class III directors to serve three year terms ending in 2009.

2. To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those holders of record as of the close of business on March 21, 2006. The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting in person, please complete and return your proxy card or vote by telephone or via the internet by following the instructions on your proxy card. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, during ordinary business hours at our principal offices located at 1260 Mercer Street, Seattle, Washington 98109.

By order of the Board of Directors,

Michael D. Pickett

Chairman of the Board, Chief Executive Officer,

and President

Seattle, Washington

April 5, 2006

ONVIA, INC.

1260 Mercer Street

Seattle, WA 98109

PROXY STATEMENT

ANNUAL STOCKHOLDERS MEETING

May 5, 2006

Our Board of Directors is issuing this Proxy Statement to solicit proxies for the Annual Stockholders Meeting on May 5, 2006 at 1260 Mercer Street, Seattle, Washington 98109. This Proxy Statement contains important information about the business matters that will be voted upon at the meeting. This Proxy Statement and proxy card were first sent to stockholders on or about April 5, 2006.

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners of record at the close of business on the record date, March 21, 2006. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on March 21, 2006 the Company had 7,866,841 shares of common stock outstanding and entitled to vote.

Time and Place of the Annual Stockholders Meeting

The Annual Stockholders Meeting is being held on Friday, May 5, 2006 at 10:00 a.m. local time at our principal executive offices located at 1260 Mercer Street, Seattle, Washington 98109.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all of your shares are voted.

Proxies Not Returned and Broker Non-Votes

If your shares are held in your name, you must return your proxy, vote by telephone or via the internet, or attend the Annual Stockholders Meeting in person in order to vote on the proposal. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers may vote such shares on behalf of their clients with respect to routine matters (such as the election of directors), but not with respect to non-routine matters. If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but the broker may not vote on non-routine matters in the absence of a client instruction. This is called a “broker non-vote.”

Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm by completing and returning your proxy card. This ensures that your shares will be voted at the meeting.

Quorum Requirement

Our Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions, and “broker non-votes” will be counted as present for purposes of determining the presence of a quorum.

Proxy Solicitation

The accompanying proxy is solicited by our Board of Directors for use at the Annual Stockholders Meeting. We will bear the costs of soliciting proxies. In addition to soliciting stockholders by mail and through our employees, we may request banks, brokers, custodians, nominees, and fiduciaries to solicit customers for whom they hold shares of our common stock, and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our directors, officers, and others to solicit proxies, personally, by telephone or otherwise, without additional compensation. We have not retained the services of a proxy solicitor in connection with the Annual Stockholders Meeting.

Voting of Proxies

The shares represented by the proxy cards received, properly marked, dated, signed, and not revoked, will be voted at the Annual Stockholders Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card which is returned but not marked will be voted FOR each of the director nominees and in accordance with the best judgment of the named proxies on any other matters that may come before the meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy with a later date, or by attending the meeting and voting in person.

We urge you to promptly vote and submit your proxy by telephone, over the internet, or by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the Annual Stockholders Meeting, you will be able to vote in person, even if you have previously submitted your proxy. Please note that voting via the internet is a valid proxy voting method under the laws of the State of Delaware (our state of incorporation).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors of seven members consisting of three Class I directors, two Class II directors, and two Class III directors, each of whom will serve until the Annual Stockholders Meetings to be held in 2007, 2008, and 2006, respectively, and until their respective successors are duly elected and qualified. At each Annual Stockholders Meeting, directors are elected for a term of three years to succeed those directors whose terms expire at the Annual Stockholders Meeting dates.

Two Class III directors are to be elected at this Annual Stockholders Meeting. The Board of Directors has nominated current Class III directors Jeffrey C. Ballowe and Robert G. Brown for election by the stockholders. If elected, the nominees will serve as directors until our 2009 Annual Stockholders Meeting. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

If a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, the two nominees for Class III directors receiving the highest number of votes will be elected as Class III directors. Votes withheld from any nominee, abstentions, and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the voting.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees named above.

The following sets forth, for our current directors, including the Class III directors, information with respect to their ages and backgrounds.

Class I Directors (Terms Expire at the 2007 Annual Stockholders Meeting)

Steven D. Smith, age 47, has served as a director of the Company since January 2000. Since December 2004, Mr. Smith has served as the Senior Managing Director of Ritchie Capital Management, a private equity investment company. From March 1997 to April 2003, Mr. Smith served as Managing Director of GE Equity, a private equity investment company and a subsidiary of GE Capital. From August 1990 to February 1997, Mr. Smith served in a variety of positions at GE Capital, most recently as Managing Director, Ventures. Mr. Smith holds a Bachelor of Business Administration from Southern Methodist University and a Master of Business Administration from The Wharton School of Business at the University of Pennsylvania.

James L. Brill, age 54, has served as a director of the Company since March 2004. Since July 1999, he has served as Vice President of Finance and Chief Financial Officer of Diagnostic Products Corporation, a medical diagnostics manufacturer. From August 1998 to June 1999, Mr. Brill served as Chief Financial Officer of Jafra Cosmetics International, a cosmetics manufacturer, and Vice President of Finance and Administration and Chief Financial Officer of Vertel Corporation from 1996 to 1998. Mr. Brill holds a Bachelor of Science from the United States Naval Academy and a Master of Business Administration from UCLA.

D. Van Skilling, age 72, has served as a director of the Company since November 2004. He has been President of Skilling Enterprises since March 1999. He retired in April 1999 as Chairman and CEO of Experian Information Systems Inc., positions he held since Experian was formed in 1996. Previously he was employed by TRW, Inc. for twenty-seven years and was Executive Vice President from 1989 to 1996. Mr. Skilling holds a Bachelor of Arts from Colorado College and a Master of Business Administration from Pepperdine University. He currently serves on the boards of directors of The Lamson and Sessions Company, First American Corporation, McData Corporation, First Advantage Corporation, and The American Business Bank, and is Chairman of the Board of Trustees of Colorado College.

Class II Directors (Terms Expire at the 2008 Annual Stockholders Meeting)

Michael D. Pickett, age 58, has served as a director of the Company since February 1999, as Chief Executive Officer and Chairman of the Board of the Company since April 2001 and from February 1999 to August 2000, and as President since September 2004. Mr. Pickett also served as President and Chief Operating Officer of the Company from August 2000 to April 2001. From July 1999 to August 2000, Mr. Pickett served as Chief Executive Officer of Hardware.com, Inc., an online source for total home improvement solutions, which was acquired by the Company in September 2000. From July 1997 to March 1999, Mr. Pickett was Chairman and Chief Executive Officer of Technology Solutions Network, LLC, a provider of turnkey technology solutions for small businesses. From October 1983 to February 1996, Mr. Pickett served in a variety of positions and most recently as Chairman, Chief Executive Officer, and President of Merisel, Inc., a wholesale distributor of computer hardware and software products and a provider of logistics services. Mr. Pickett holds a Bachelor of Arts in Business Administration from the University of Southern California.

Roger L. Feldman, age 44, has served as a director of the Company since March 2004. Mr. Feldman is a principal of West Creek Capital, an investment firm he co-founded in 1992. Prior to forming West Creek Capital, Mr. Feldman was an investment banker and an attorney. Mr. Feldman holds a Bachelor of Arts from the University of Pennsylvania and a Juris Doctor degree from Columbia Law School.

Class III Director Nominees (Terms Expire at the 2006 Annual Stockholders Meeting)

Jeffrey C. Ballowe, age 50, has served as a director of the Company since December 1999. Before leaving Ziff Davis at the end of 1997, Mr. Ballowe led the launches of five magazines, ZDNet on the Web, ZDTV (now

TechTV), and the initial ZD/Softbank investments in Yahoo!, Inc. Mr. Ballowe is the co-founder and past president of the not-for-profit Electronic Literature Organization and a former member of the board of trustees of Lawrence University. Currently Mr. Ballowe serves as a director of Verticalnet. Mr. Ballowe holds a Bachelor of Arts from Lawrence University, a Master of Arts in French from the University of Wisconsin, and a Master of Business Administration from the University of Chicago.

Robert G. Brown, age 58, has served as director of the Company since November 2004. Mr. Brown is currently President of Brightwood Advisors, a private company providing business consulting to technology companies and investors. Prior to Brightwood Advisors, Mr. Brown was Group President with Harte-Hanks, a provider of direct marketing services, and President and CEO of ZD Market Intelligence, a division of Ziff Davis, Inc. Mr. Brown holds a Bachelor of Science in Industrial Engineering from Lehigh University and a Master of Business Administration from the Harvard Business School.

There are no family relationships among any of the directors or executive officers of the Company.

Determination of Director Independence

After review and consideration of the applicable legal standards for director independence, the Board of Directors has determined that each of the following directors is an “independent director” as defined by the Nasdaq Marketplace Rules:

Jeffrey C. Ballowe

James L. Brill

Robert G. Brown

Roger L. Feldman

D. Van Skilling

Steven D. Smith

These directors are referred to as “Independent Directors” in this Proxy Statement. The Board of Directors has also determined that each member of the three committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by Nasdaq, the Securities and Exchange Commission (the “SEC”) and/or the Internal Revenue Service. The Board of Directors has further determined that Mr. Brill, a member of the Audit Committee, is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Board Meetings and Committees

The Board of Directors met four times during 2005. During 2005, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served during 2005, except for Mr. Smith who missed four Audit Committee meetings. The Board of Directors had a Compensation Committee, an Audit Committee, and a Nominating and Governance Committee in 2005.

Mr. Brill, Mr. Brown, and Mr. Smith, each of whom is an Independent Director, were members of the Audit Committee during 2005, with Mr. Brill serving as the chairperson. Mr. Brill met the “audit committee financial expert” criteria as described above. All other members of the Audit Committee are financially literate and are financially sophisticated, as required by Nasdaq, based on their professional experiences. The Audit Committee retains our independent auditors, reviews their independence, reviews and approves the planned scope of our annual audit, reviews and approves any fee arrangements with our auditors, oversees their work, reviews and pre-approves, as appropriate, any non-audit services that they may perform, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies, and reviews and approves any related party transactions. The Audit Committee met six times in 2005. For 2006, Mr. Brill, Mr. Smith, and Mr. Brown will serve on the Audit Committee, with Mr. Brill serving as chairperson. The Audit Committee operates under a written charter adopted by the Board of Directors in March 2004.

Mr. Ballowe, Mr. Feldman, and Mr. Skilling, each of whom is an Independent Director, were members of the Compensation Committee during 2005, with Mr. Ballowe serving as the chairperson. The Compensation Committee establishes and administers our policies regarding annual executive salaries, cash incentives, and long-term equity incentives. The Compensation Committee met four times in 2005. For 2006, Mr. Ballowe, Mr. Feldman, and Mr. Skilling will serve on the Compensation Committee, with Mr. Ballowe serving as chairperson.

Mr. Brill, Mr. Feldman, and Mr. Skilling, each of whom is an Independent Director, were members of the Nominating and Governance Committee during 2005, with Mr. Feldman serving as the chairperson. The Nominating and Governance Committee identifies and recruits individuals to serve as directors of the Company, makes recommendations to the Board of Directors regarding membership and chairs of the Board’s committees, advises the Board of Directors with respect to matters of Board composition and procedures, develops and recommends to the Board of Directors corporate governance guidelines, considers nominations to the Board of Directors received from stockholders, monitors Company compliance with Onvia’s Code of Business Ethics and Conduct, a copy of which is available on the Company’s website (www.onvia.com) and oversees the annual evaluation of the effectiveness of the Board of Directors and its committees. For 2006, Mr. Feldman, Mr. Skilling, and Mr. Brill will serve on the Nominating and Governance Committee, with Mr. Feldman serving as chairperson. A copy of the Nominating and Governance Committee charter is not available on Onvia’s website; however, a copy was filed as an exhibit to the 2004 Proxy Statement.

After consultation with the Nominating and Governance Committee, the Board unanimously elected Mr. Brown to serve as lead director, to act as a liaison between the Board of Directors and the Company’s management team, to ensure constructive relationships among the directors, and to provide leadership to enhance effectiveness at Board meetings.

Director Nominations

The Board of Directors has adopted procedures for nominating director candidates and considering nominees recommended by stockholders (the “Nomination Procedures”). The Nomination Procedures describe the process by which director candidates are selected, the qualifications that those candidates must and should possess, and the procedure for stockholders to submit recommendations for director nominees. The Nomination Procedures are administered by the Nominating and Governance Committee and are described below.

The Nominating and Governance Committee believes that candidates for director should meet certain minimum qualifications, including being able to read and understand financial statements, having substantial business experience, having high moral character and personal integrity, and having sufficient time to attend to their duties and responsibilities to the Company. Exceptional candidates who do not meet all of these criteria may still be considered. The Nominating and Governance Committee will also consider the potential director’s independence, whether the member would be considered an “audit committee financial expert” as described in the applicable SEC standards, and the diversity that the potential director would add to the Board of Directors in terms of gender, ethnic background, and professional experience.

The Nominating and Governance Committee identifies potential candidates through its members’ networks of contacts, by soliciting recommendations from other directors or executive officers, and engaging search firms to identify and screen suitable director nominees. After the Nominating and Governance Committee has identified a potential candidate, publicly available information about the person is collected and reviewed. If the Nominating and Governance Committee decides to further pursue the potential candidate after this initial review, contact is made with the person. If the potential candidate expresses a willingness to serve on the Board of Directors, interviews are conducted with the potential candidate and additional information is requested. Candidates are chosen by a majority vote of the members of the Nominating and Governance Committee for recommendation to the Board of Directors.

Director Nominations by Stockholders

The Nominating and Governance Committee will consider director candidates recommended by stockholders on the same basis as other candidates, provided that the following procedures are followed in submitting recommendations:

1.	Stockholders desiring to nominate a director candidate should submit a written recommendation to the Secretary of the Company at 1260 Mercer Street, Seattle, WA 98109.

2.	Submissions must include the potential candidate’s five-year employment history with employer names and a description of the employer’s business, the candidate’s experience with financial statements, and the candidate’s other board memberships.

3.	Submissions must be accompanied by a written consent of the director candidate to stand for election if nominated by the Nominating and Governance Committee and approved by the Board of Directors, and to serve if elected by the stockholders.

4.	Submissions must be accompanied by proof of ownership of the Company’s common stock by the person submitting the recommendation.

5.	Recommendations must be received by January 13, 2007 to be considered for nomination at the 2007 Annual Stockholders Meeting. Recommendations received after January 13, 2007 will be considered for nomination at the 2008 Annual Stockholders Meeting.

Director Compensation

Every director of the Company receives an initial stock option grant to purchase 4,000 shares of our common stock under our 2000 Directors’ Plan upon becoming a director, vesting over four years with a ten year term and with the exercise price equal to the fair market value as of the grant date. Each Independent Director receives an automatic annual stock option grant to purchase 1,000 shares of our common stock under the 2000 Directors’ Plan on the date of each Annual Stockholders Meeting, vesting in one year with a ten year term and with the exercise price equal to the fair market value as of the grant date. At the 2005 Annual Stockholders Meeting, Mr. Ballowe, Mr. Smith, Mr. Brill, Mr. Feldman, Mr. Skilling, and Mr. Brown each received an option to purchase 1,000 shares of our common stock under our 2000 Directors’ Plan.

In addition, the Board of Directors has instituted a policy to compensate each director who is an Independent Director as follows: (i) $5,000 per quarter ($7,500 per quarter for the lead director) if such director attended every Board and committee meeting during such quarter or a prorated portion if all meetings during the requisite quarter were not attended; (ii) a stock option grant to purchase 18,750 shares of the Company’s common stock, vesting over four years with a ten year term and with the exercise price equal to the fair market value as of the grant date, under our Amended and Restated 1999 Stock Option Plan (“1999 Plan”), on the date on which such director first qualified as an Independent Director, followed by annual stock option grants to purchase 5,000 shares (10,000 shares for the lead director) of the Company’s common stock, vesting over four years with a ten year term and with the exercise price equal to the fair market value as of the grant date, under the 1999 Plan, on each anniversary date of the 18,750 share grant; and (iii) a stock option grant to purchase 15,000 shares of the Company’s common stock, vesting over five years with a ten year term and with the exercise price of $2.50 above the closing price as of the grant date, under the 1999 Plan, on the fifth anniversary date on which a director qualified as an Independent Director. In 2005, Mr. Ballowe, Mr. Brill, Mr. Feldman, Mr. Brown, and Mr. Skilling each received compensation of $20,000 and Mr. Smith received $14,000 for attendance at Board of Directors meetings. Mr. Ballowe, Mr. Smith, Mr. Brill, Mr. Feldman, Mr. Brown, and Mr. Skilling each received an annual stock option grant to purchase 5,000 shares under the 1999 Plan on their respective anniversary dates on which they qualified as Independent Directors.

All directors are reimbursed for out-of-pocket expenses incurred in connection with activities as directors, including attendance at Board of Directors and committee meetings.

Stockholder Communications with Directors

We have established a communication mechanism so that our stockholders can communicate with our directors. Stockholders are welcome to communicate directly to the Board of Directors by contacting director, Chief Executive Officer, and President Mr. Pickett by email at investorrelations@onvia.com with a subject line noting “Stockholder Communications to Michael Pickett” or by writing to Michael D. Pickett, Onvia, Inc., 1260 Mercer Street, Seattle, Washington 98109, ATTN: Stockholder Communications. Mr. Pickett will relay all such stockholder communications to the entire Board of Directors, a Board committee, or an individual director, as deemed appropriate, at the next scheduled Board of Directors or committee meeting. No material action has been taken by the Board of Directors resulting from a stockholder communication.

Director Attendance at Annual Stockholders Meetings

It is the Company’s policy to invite all directors to attend the Annual Stockholders Meeting each year. Mr. Pickett attended our 2005 Annual Stockholders Meeting and is planning to attend our 2006 Annual Stockholders Meeting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee during 2005 was comprised of Mr. Ballowe, Mr. Feldman, and Mr. Skilling, each of whom is an Independent Director. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2006, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) the Named Executive Officers identified in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Class(3)
Asamara, LLC (4) Nadel and Gussman (4) James F. Adelson (4) Stephen J. Heyman (4) 15 East 5th Street, 32nd Floor Tulsa, OK 74103	1,598,239	20.32%

Federated Investors, Inc. (5) Voting Shares Irrevocable Trust (5) John F. Donahue (5) Rhodora J. Donahue (5) J. Christopher Donahue (5) Federated Investors Tower Pittsburgh, PA 15222-3779	780,700	9.93%

Diker GP, LLC (6) Diker Management, LLC (6) Charles M. Diker (6) Mark N. Diker (6) 745 Fifth Avenue, Suite 1409 New York, NY 10151	730,059	9.28%

Roger L. Feldman, Director (7) 1919 Pennsylvania Avenue NW, Suite 725 Washington, DC 20006	644,940	8.19%

Harvey Hanerfeld (7) 1919 Pennsylvania Avenue NW, Suite 725 Washington, DC 20006	639,300	8.13%

Michael D. Pickett, Director, CEO, and President (8) 1260 Mercer Street Seattle, WA 98109	608,012	7.29%

Irvine N. Alpert, Executive Vice President (9)	89,207	1.12%

Jeffrey C. Ballowe, Director (10) 1260 Mercer Street Seattle, WA 98109	66,356	*

Matthew S. Rowley, Chief Information Officer (11)	60,332	*

Cameron S. Way, Controller and Chief Accounting Officer (12)	36,296	*

Michael S. Balsam, Vice President of Products and Services (13)	31,196	*

Steven D. Smith, Director (14) 1260 Mercer Street Seattle, WA 98109	25,813	*

James L. Brill, Director (15) 1260 Mercer Street Seattle, WA 98109	23,120	*

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Class(3)

D. Van Skilling, Director (16) 1260 Mercer Street Seattle, WA 98109	19,607	*

Robert G. Brown, Director (17) 1260 Mercer Street Seattle, WA 98109	15,641	*

Teri L. Wiegman, Vice President of Marking (18)	11,033	*

Peter W. Noble, Senior Vice President of Sales (19)	2,199	*

All directors and officers as a group (13 persons) (20)	1,633,752	18.86%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information in the footnotes to this table.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options, warrants, or other convertible securities.
(3)	Calculated on the basis of 7,865,088 shares of common stock outstanding as of March 1, 2006, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 1, 2006 are deemed to be outstanding for the purpose of calculating that stockholder’s beneficial ownership.
(4)	Reflected in Schedule 13D filed on June 17, 2005. Asamara, LLC has sole voting and dispositive power over 1,236,481 shares. Nadel and Gussman Energy, L.L.C. has sole voting and dispositive power over 361,758 shares. James F. Adelson and Stephen J. Heyman are managers of Asamara, LLC and Nadel and Gussman Energy, LLC. Mr. Adelson and Mr. Heyman are reported to have shared voting and dispositive power over 1,598,239 shares.
(5)	Reflected in Schedule 13G filed on February 14, 2006. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to various registered investment companies and separate accounts that own shares of Onvia common stock. All of the outstanding voting stock of Federated Investors, Inc. is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue, and J. Christopher Donahue act as trustees.
(6)	Reflected in Schedule 13G/A filed on February 10, 2006. Diker GP, LLC, is the general partner of Diker Value-Tech Fund, LP, Diker Value Tech QP Fund, LP, Diker Micro-Value Fund, LP, Diker Micro-Value QP Fund, LP, Diker Micro-Value QP Fund, LP, Diker Micro and Small Cap Fund, LP, and Diker M&S Cap Master, Ltd. (collectively, the “Diker Funds”), and beneficially owns 667,876 shares. Diker Management, LLC is the investment manager of Diker Funds, and beneficially owns 730,059 shares. Charles M. Diker and Mark N. Diker are the managing members of Diker GP, LLC and Diker Management, LLC., and beneficially own 730,059 shares.
(7)	Mr. Hanerfeld and Mr. Feldman are stockholders of West Creek Capital, Inc., which is the general partner of West Creek Capital, L.P., the investment adviser of West Creek Partners Fund L.P., which owns 370,000 shares. Mr. Hanerfeld and Mr. Feldman are voting members of Cumberland Investment Partners, L.L.C., which owns 247,070 shares. Mr. Hanerfeld personally owns 22,230 shares and Mr. Feldman personally owns 14,750 shares, according to Schedule 13G/A filed on February 14, 2006. Mr. Feldman’s beneficial ownership also includes 2,000 shares issuable upon exercise of options granted under the 2000 Directors’ Plan, which will be vested within 60 days of March 1, 2006, and 11,120 shares issuable upon exercise of options granted under the 1999 Plan, which will be vested within 60 days of March 1, 2006.
(8)

Includes 131,034 shares of common stock; 472,978 shares issuable upon exercise of options granted to Mr. Pickett under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2006; and 4,000 shares issuable upon exercise of options granted under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2006.
(9)	Includes 4,577 shares of common stock and 84,630 shares issuable upon exercise of options granted to Mr. Alpert under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2006.
(10)	Includes 27,950 shares of common stock; 8,000 shares issuable upon exercise of options granted to Mr. Ballowe under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2006; and 30,406 shares issuable upon exercise of options granted under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2006.
(11)	Includes 2,510 shares of common stock and 57,822 shares issuable upon exercise of options granted to Mr. Rowley under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2006.
(12)	Includes 4,091 shares of common stock and 32,205 shares issuable upon exercise of options granted to Mr. Way under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2006.
(13)	Includes 1,614 shares of common stock and 29,582 shares issuable upon exercise of options granted to Mr. Balsam under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2006.
(14)	Includes 8,000 shares issuable upon exercise of options granted to Mr. Smith under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2006; and 17,813 shares issuable upon exercise of options granted under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2006.
(15)	Includes 10,000 shares of common stock; 2,000 shares issuable upon exercise of options granted to Mr. Brill under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2006; and 11,120 shares issuable upon exercise of options granted under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2006.
(16)	Includes 11,966 shares of common stock; 1,000 shares issuable upon exercise of options granted to Mr. Skilling under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2006; and 6,641 shares issuable upon exercise of options granted under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2006.
(17)	Includes 8,000 shares of common stock; 1,000 shares issuable upon exercise of options granted to Mr. Brown under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2006; and 6,641 shares issuable upon exercise of options granted under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2006.
(18)	Includes 200 shares of common stock and 10,833 shares issuable upon exercise of options granted to Ms. Wiegman under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2006.
(19)	Includes 2,199 shares of common stock.
(20)	Includes 797,791 shares of common stock subject to options exercisable within 60 days of March 1, 2006.

EXECUTIVE OFFICERS

Michael D. Pickett, age 58, has served as Chief Executive Officer and Chairman of the Board of the Company since April 2001. Mr. Pickett has also served as President of the Company since September 2004.

Irvine N. Alpert, age 54, has served as Executive Vice President of the Company since July 2001. From February 1995 to July 2001, Mr. Alpert was the founder and Chief Executive Officer of ProjectGuides, Inc., an architecture, engineering, and construction market information service, which was acquired by Onvia in June 2001. From 1993 to 1995, Mr. Alpert served as President of RCI Environmental, Inc., a regional construction company. Mr. Alpert holds a Bachelor of Arts from the University of California, Santa Cruz and a Master of Environmental Planning from the University of California, Berkeley.

Matthew S. Rowley, age 42, has served as Chief Information Officer of the Company since July 2001. Prior to becoming Chief Information Officer of the Company, Mr. Rowley served as Vice President of Development from June 2001 to July 2001, Director of Site Development from December 2000 to June 2001, and Development Manager from August 2000 to December 2000. From November 1999 to August 2000, Mr. Rowley

served as Director of Electronic Commerce of Hardware.com, Inc., an online source for total home improvement solutions, which was acquired by Onvia in September 2000. From May 1999 to November 1999, Mr. Rowley was Director of Electronic Commerce Operations of Multiple Zones International, a direct reseller of name-brand information technology products and services to small to medium businesses. Mr. Rowley holds a Bachelor of Arts in History from Seattle Pacific University.

Peter W. Noble, age 42, served as Senior Vice President of Sales of the Company since July 2005. From October 2001 to June 2005, Mr. Noble was Regional Vice President with Gartner, Inc., a provider of research and analysis on the global IT industry. Mr. Noble holds a Bachelor of Arts in Business Administration from University of Puget Sound.

Teri L. Wiegman, age 47, served as Vice President of Marketing of the Company since March 2005. From May 2002 to March 2005, Ms. Wiegman was a consultant with The Resonance Group, working with clients Hewlett-Packard and Microsoft. From January 1999 to October 2001, Ms. Wiegman served as Vice President of Marketing for Content Technologies, makers of MIMEsweeper email security software. Ms. Wiegman holds a Bachelor of Science in Communications from University of Idaho.

Michael S. Balsam, age 38, served as Vice President of Products and Services of the Company since January 2005. Prior to becoming Vice President, Mr. Balsam served as Director of Product Management since November 2002. From June 2001 to November 2002, Mr. Balsam served as a Product Marketing Manager with the Company. Mr. Balsam holds a Bachelor of Science in Zoology from University of New Hampshire.

Cameron S. Way, age 34, has served as Chief Accounting Officer of the Company since January 2003. Mr. Way served as Controller from September 2001 to June 2005, Assistant Controller from December 2000 to September 2001, and finance manager from August 1999 to December 2000. Mr. Way was an audit manager with PricewaterhouseCoopers LLP from January 1999 to August 1999 prior to joining the Company. Mr. Way holds a Bachelor of Arts from Claremont McKenna College.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, our executive officers, and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock with the SEC. These people are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from certain reporting persons that no other reports were required, we believe that during 2005 all reporting persons complied with all applicable filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation earned by: (a) the person who served as our Chief Executive Officer during the fiscal year that ended December 31, 2005; (b) the four other most highly compensated individuals who served as executive officers during the fiscal year ended December 31, 2005 (together, the “Named Executive Officers”); and (c) the compensation received by the Named Executive Officers for the two preceding fiscal years.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
	Year			Securities Underlying Options	All Other Compensation
Name and Principal Position		Salary	Bonus
Michael D. Pickett (1) Chairman of the Board, Chief Executive Officer, and President	2005 2004 2003	$250,000 222,177 177,900	$0 4,808 0	0 600,000 0	0 0 0

Irvine N. Alpert (2) Executive Vice President	2005 2004 2003	$180,000 180,000 180,000	$0 3,462 50	0 100,000 30,000	209,030 74,776 93,965

Peter W. Noble (3) Senior Vice President of Sales	2005	$100,000	$0	200,000	0

Matthew S. Rowley (4) Chief Information Officer	2005 2004 2003	$170,000 170,000 170,000	$10,000 3,269 50	20,000 40,000 0	0 0 0

Teri L. Wiegman (5) Vice President of Marketing	2005	$125,000	$16,665	50,000	0

Michael S. Balsam (6) Vice President of Products and Services	2005 2004 2003	$124,370 92,065 91,000	$13,887 1,942 10,054	30,000 52,000 0	5,224 10,258 0

Cameron S. Way (7) Chief Accounting Officer and Controller	2005 2004 2003	$109,338 101,000 100,622	$6,111 1,942 0	0 30,000 22,000	0 0 0

(1)	Mr. Pickett’s annual salary as of December 31, 2005 was $250,000. Onvia paid Mr. Pickett $4,808 as a company wide one-week bonus to all employees in December 2004. Mr. Pickett’s employment agreement was amended in September 2002, providing for an annual base salary of $177,900. Mr. Pickett’s salary was increased to $250,000 in May 2004.
(2)	Mr. Alpert’s annual salary as of December 31, 2005 was $180,000. Mr. Alpert’s other compensation consists of commissions of $209,030, $74,776, and $93,965 in 2005, 2004, and 2003, respectively, pursuant to his commission agreement with Onvia. Onvia paid Mr. Alpert $3,462 as a company wide one-week bonus to all employees in December 2004.
(3)	Mr. Noble’s annual salary as of December 31, 2005 was $200,000. Mr. Noble started with the company on July 1, 2005.
(4)	Mr. Rowley’s annual salary as of December 31, 2005 was $170,000. Onvia paid Mr. Rowley $10,000 in 2005 as an executive management incentive bonus. Onvia paid Mr. Rowley $3,269 as a company wide one-week bonus to all employees in December 2004.
(5)	Ms. Wiegman’s annual salary as of December 31, 2005 was $150,000. Ms. Wiegman started with the company on March 8, 2005. Onvia paid Ms. Wiegman $16,665 in 2005 as an executive management incentive bonus.

(6)	Mr. Balsam’s annual salary as of December 31, 2005 was $125,000. Onvia paid Mr. Balsam $13,887 in 2005 as an executive management incentive bonus. Onvia paid Mr. Balsam $1,942 as a company wide one-week bonus to all employees in December 2004, and $10,054 in 2003 as a one-time performance based bonus. Onvia paid $5,224 and $10,258 in 2005 and 2004, respectively, pursuant to his commission agreement with Onvia.
(7)	Mr. Way’s annual salary as of December 31, 2005 was $110,000. Mr. Way’s annual salary was increased to $110,000 as of January 26, 2005. Onvia paid Mr. Way $6,111 in 2005 as an executive management incentive bonus. Onvia paid Mr. Way $1,942 as a company wide one-week bonus to all employees in December 2004.

Employment Agreements

Mr. Pickett and the Company entered into an employment agreement in March 2001 that provided for an annual base salary of $250,000. The employment agreement was subsequently amended in February 2002 to provide for an annual base salary of $120,000, an annual housing stipend, and a one-time bonus of $125,000 based on achievement of criteria or the occurrence of certain events determined by the Board of Directors, which was paid in June 2002. Mr. Pickett’s employment agreement was further amended in September 2002 to provide for an annual base salary of $177,900 and eliminate the housing stipend. Mr. Pickett’s salary was increased to $250,000 in May 2004. Upon termination of Mr. Pickett’s employment by the Company without cause or by Mr. Pickett for good reason, Mr. Pickett will receive a lump sum payment of $250,000 and 12 months of benefits and accelerated vesting of all unvested options granted under the 2000 Directors’ Plan. Upon a change in control transaction, 50% of the then unvested options granted under the 1999 Plan to Mr. Pickett shall vest, and the remaining unvested options shall vest and become exercisable upon termination of Mr. Pickett’s employment by the Company without cause or by Mr. Pickett for good reason within 12 months of a change in control transaction. On November 29, 2004, Onvia granted Mr. Pickett 600,000 stock options with an exercise price of $10.00 when the average closing price over the previous 90 business days before the grant date was $5.17, with vesting to begin as of the grant date in 60 equal monthly installments as long as Mr. Pickett is employed by the Company.

Mr. Alpert and the Company entered into an employment agreement in February 2002 that provided for an annual base salary of $180,000. In addition, Mr. Alpert was granted options to purchase 16,900 shares of the Company’s common stock, with vesting to begin immediately in 48 equal monthly installments, as long as Mr. Alpert is employed by the Company. On January 31, 2003, Mr. Alpert was granted options to purchase 30,000 shares of the Company’s common stock, with vesting to begin immediately in 48 equal monthly installments, as long as Mr. Alpert is employed by the Company. Upon termination of Mr. Alpert’s employment by the Company without cause or by Mr. Alpert for good reason, Mr. Alpert will receive six months base salary, benefits, and accelerated vesting of all unvested options granted under the 1999 Plan. Upon a change in control transaction, 25% of the then unvested options granted to Mr. Alpert shall vest and the remaining unvested options shall vest and become exercisable upon termination of Mr. Alpert’s employment by the Company without cause or by Mr. Alpert for good reason within 12 months of a change in control transaction. Mr. Alpert and the Company also entered into a Commission and Bonus Plan in September 2001, which provides that Mr. Alpert will receive a commission on contracts that Mr. Alpert secures. On November 29, 2004, Onvia granted Mr. Alpert 100,000 stock options with an exercise price of $7.50 when the average closing price over the previous 90 day business days before the grant date was $5.17, with vesting to begin as of the grant date in 60 equal monthly installments as long as Mr. Alpert is employed by the Company.

Mr. Rowley and the Company entered into an employment agreement in September 2001 that provided for an annual base salary of $170,000, and a performance bonus of $85,000, which was paid in January 2002. In February 2002, Mr. Rowley was granted options to purchase 24,500 shares of the Company’s common stock, with vesting to begin immediately in 48 equal monthly installments, as long as Mr. Rowley is employed by the Company. Upon termination of Mr. Rowley’s employment by the Company without cause or by Mr. Rowley for good reason, Mr. Rowley will receive six months base salary, benefits, and accelerated vesting of all unvested options granted under the 1999 Plan. Upon a change in control transaction, 25% of the then unvested options granted to Mr. Rowley shall vest and the remaining unvested options shall vest and become exercisable upon termination of employment by the Company without cause or by Mr. Rowley for good reason within 12 months of a change in control transaction. On November 29, 2004, Onvia granted Mr. Rowley 40,000 stock options with an exercise price of $7.50 when the average closing price over the previous 90 day business days before the grant date was $5.17, with vesting to begin as of the grant date in 60 equal monthly installments as long as Mr. Rowley is employed by the Company. On January 26, 2005, Onvia granted Mr. Rowley 20,000 stock options with an exercise price of $8.17 (which was $2.50 above the closing price of the stock on such grant date), with vesting to begin as of the grant date in 60 equal monthly installments as long as Mr. Rowley is employed by the Company.

2005 STOCK OPTION GRANTS

The following table provides information with respect to stock options granted to the Named Executive Officers during 2005. In addition, as required by the SEC rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term. The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. No stock appreciation rights were granted to these individuals during the year.

The Board of Directors believed that the premium-priced stock options granted to the Named Executive Officers were critical to aligning the interests of such executives with stockholders because the only way premium-priced stock options benefit such executives is if stockholder value increases first. It was the intent of the Compensation Committee to provide incentives to the Named Executive Officers to remain employees of the Company for the long term.

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Last Fiscal Year (2)	Exercise Price Per Share		Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (3)
Name						5%	10%
Peter W. Noble (4)	200,000	42%	see	(4)	7/1/2015	$258,085	$1,177,805
Teri L. Wiegman (5)	50,000	11%	$5.24		3/8/2015	164,770	417,561
Michael S. Balsam (6)	30,000	6%	8.17		1/26/2015	31,975	196,096
Matthew S. Rowley (7)	20,000	4%	8.17		1/26/2015	21,317	130,730

(1)	Options vest ratably and become exercisable over a 60 month period. The options have a 10 year term, but are subject to earlier termination in connection with termination of employment. In the event of certain change of control transactions and termination of employment, see “Employment Agreements” section.
(2)	Based on a total of 466,000 option shares granted to employees and directors during 2005 under the 1999 Plan.
(3)	The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share on the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent upon a number of factors, including the future performance of the common stock and the timing of option exercises, as well as the optionees’ continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.
(4)	On July 1, 2005, Mr. Noble was granted options to purchase 200,000 shares of the Company’s common stock, the vesting to begin immediately in 60 equal monthly installments with a one year cliff as long as Mr. Noble is employed by the Company. For 40,000 stock options, the exercise price was $4.95, which was the closing price of the Company’s common stock on the grant date. For another 40,000 stock options, the exercise price was $5.95. For another 40,000 stock options, the exercise price was $6.95. For another 40,000 stock options, the exercise price was $7.95. For another 40,000 stock options, the exercise price was $8.95.

(5)	On March 8, 2005, Ms. Wiegman was granted options to purchase 50,000 shares of the Company’s common stock, with an exercise price of $5.24, the closing price on the grant date, with vesting to begin immediately in 60 equal monthly installments as long as Ms. Wiegman is employed by the Company.
(6)	On January 26, 2005, Mr. Balsam was granted options to purchase 30,000 shares of the Company’s common stock, with an exercise price of $8.17 (which was $2.50 above the closing price of the stock on such grant date), with vesting to begin immediately in 60 equal monthly installments as long as Mr. Balsam is employed by the Company.
(7)	On January 26, 2005, Mr. Rowley was granted options to purchase 20,000 shares of the Company’s common stock with an exercise price of $8.17 (which was $2.50 above the closing price of the stock on such grant date), with vesting to begin immediately in 60 equal monthly installments as long as Mr. Rowley is employed by the Company.

OPTIONS EXERCISED IN 2005, OPTIONS EXERCISEABLE AT FISCAL YEAR END, AND

OPTION VALUES AT FISCAL YEAR END

The following table provides certain stock option information with respect to each Named Executive Officer including: the shares acquired on stock option exercises in 2005 and the value realized on such exercises; the number of exercisable (not yet exercised) stock options at fiscal year end and their value; and the number of unexerciseable stock options at fiscal year end and their value. When calculating the value of “in-the-money” stock options, we are calculating the positive difference between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year. The Company has not granted any stock appreciation rights.

	Shares Acquired on Option Exercises	Value Realized on Exercised Options	Number of Exercisable Options at Fiscal Year End	Number of Unexerciseable Options at Fiscal Year End	Value of Exercisable In-The- Money Options at Fiscal Year End (1)	Value of Unexerciseable In-The-Money Options at Fiscal Year End (1)
Michael D. Pickett	0	$0	436,979	470,000	$414,475	$0
Irvine N. Alpert	0	0	74,759	87,164	112,022	13,824
Peter W. Noble	0	0	0	200,000	0	0
Matthew S. Rowley	0	0	52,801	48,689	75,813	2,605
Teri L. Wiegman	0	0	7,500	42,500	0	0
Michael S. Balsam	0	0	23,916	59,084	13,380	4,810
Cameron S. Way	0	0	28,371	29,459	36,679	8,819

(1)	Based on the $4.03 per share closing price of the Company’s common stock on the Nasdaq Stock Market on December 31, 2005, less the exercise price of the options.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our common stock to officers, directors, employees, and consultants. These consist of the 1999 Plan, the 2000 Directors’ Plan, and the 2000 Employee Stock Purchase Plan (“ESPP”), all of which have been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the 1999 Plan and the 2000 Directors’ Plan as of December 31, 2005. The ESPP has 300,000 shares reserved for purchase, and 305,350 shares available for purchase as of December 31, 2005.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders
Amended and Restated 1999 Stock Option Plan (1)	2,069,375	$6.84	92,692
2000 Directors’ Stock Option Plan	42,000	$62.12	18,000
2000 Employee Stock Purchase Plan	0	NA	305,350
Warrants Issued for Acquisitions	49,941	$9.00	0

Total	2,161,316	$7.96	416,042

(1)	The 1999 Plan provides that for each year, beginning in 2001 and ending in 2009, on the first day of the year the number of shares reserved for issuance was to be automatically increased by the lesser of: (i) 320,000 shares; (ii) 4% of our outstanding common stock on the last day of the immediately preceding fiscal year; or (iii) a lesser number as determined by the Board of Directors. On January 1, 2005, the number of shares reserved for issuance under the 1999 Plan was increased by 312,795 shares, which was 4% of the outstanding common stock on December 31, 2004. On January 25, 2006, the Board unanimously decided to increase the number of shares reserved for issuance by only 200,000 shares. At that meeting, the Board also decided to eliminate the automatic evergreen provision, requiring any future increases to the number of shares reserved for issuance to be approved by the stockholders. The figures in the table above do not include the 2006 increase of 200,000 shares under the 1999 Plan.

Legal Proceedings

During the year ended December 31, 2001, five securities class action suits were filed against Onvia, former executive officers Glenn S. Ballman and Mark T. Calvert, and Onvia’s lead underwriter, Credit Suisse First Boston (“CSFB”). The suits were filed in the United States District Court for the Southern District of New York on behalf of all persons who acquired securities of Onvia between March 1, 2000 and December 6, 2000. On or around April 19, 2002, these five suits were consolidated, a lead plaintiff was appointed, and the consolidated complaint was filed. The complaint charged defendants with violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (and Rule 10b-5 promulgated thereunder) and Sections 11 and 15 of the Securities Act of 1933, for issuing a Registration Statement and Prospectus that contained material misrepresentations and/or omissions. The complaint alleged that the Registration Statement and Prospectus were false and misleading because they failed to disclose (i) the agreements between CSFB and certain investors to provide them with significant amounts of restricted Onvia shares in the initial public offering (“IPO”) in exchange for excessive and undisclosed commissions; and (ii) the agreements between CSFB and certain customers under which the underwriters would allocate shares in the IPO to those customers in exchange for the customers’ agreement to purchase Onvia shares in the after-market at predetermined prices. The complaint sought an undisclosed amount of damages, as well as attorneys’ fees. On October 9, 2002, an order of dismissal without prejudice was entered, dismissing former officers Glenn S. Ballman and Mark T. Calvert. In June 2003, Onvia, along with most of the companies named as defendants in this litigation, accepted the proposal negotiated among plaintiffs, underwriters, and issuers. The major points of the settlement are: (1) insurers will provide a $1 billion guaranty payable to plaintiffs; (2) companies will assign excess compensation claims against underwriters to plaintiffs; (3) companies will agree not to assert pricing claims or claims for indemnification against the underwriters; (4) companies and their officers and directors will be released from any further litigation relating to these claims; and (5) companies will agree to cooperate in any document discovery. A final settlement agreement has been negotiated, and we are awaiting final court approval. If the final settlement is approved, Onvia will be released from any future liability under this lawsuit; therefore, we have not made an accrual for a loss contingency related to this suit. We have a $30 million directors and officers liability policy that would cover any award up to $30 million, subject to a $250,000 deductible. Onvia has incurred approximately $129,000 for attorneys’ fees in defense of this suit as of December 31, 2005. According to the terms of the settlement agreement, defense fees incurred after June 1, 2003 will be refunded if the final settlement is approved. Approximately $23,000 of the defense fees incurred to date were incurred after June 1, 2003 and will be refunded to Onvia if the final settlement is approved. In the event that the final settlement agreement is not approved and Onvia is found liable for damages, which we believe is a remote possibility, the $129,000 in attorneys’ fees already incurred would be applied to our deductible and we would be liable for the balance of any additional fees and awards in excess of those already paid up to our $250,000 deductible, and any award in excess of our $30 million liability policy. The fairness hearing for final approval of the settlement is scheduled for April 24, 2006.

On February 3, 2005, a lawsuit was filed against Onvia in King County, Washington by Responsive Management Systems. The complaint alleged that Onvia had sent unsolicited facsimiles to recipients in violation of the federal Telephone Consumer Protection Act, Washington’s facsimile law, and the Washington Consumer Protection Act. The complaint sought injunctive relief as well as incidental statutory damages allowed under the federal and Washington facsimile laws on behalf of the plaintiff and each member of the proposed class who received a facsimile in 2001-2004. We send facsimiles to customers with whom we have an existing business relationship, or to vendors with whom our agency partners have an existing relationship. We believe that we have strong defenses and will defend against this lawsuit aggressively. On October 7, 2005, the court granted Onvia’s motion for partial summary judgment, eliminating plaintiff’s claim for injunctive relief and thereby making it more difficult for plaintiffs to certify a class action status. On February 6, 2006, the plaintiff filed a motion for class action certification. The hearing on the motion for class certification will be held on May 26, 2006.

In addition, from time to time the Company is subject to various other legal proceedings that arise in the ordinary course of business. While management believes that the disposition of these matters will not have a material adverse effect on the financial position, results of operations, or cash flows of the Company, the ultimate outcomes are inherently uncertain.

CERTAIN TRANSACTIONS

Loan to Former Officer

On April 10, 2000, the Company issued a loan to Kristen M. McLaughlin, Onvia’s former Chief Strategy Officer, for $350,000 at an annual interest rate of six percent. The loan was secured by Ms. McLaughlin’s 45,000 shares of the Company’s common stock and was due on the earlier of the following: (1) April 10, 2005; (2) after a public offering of the Company’s common stock in which the officer was a selling stockholder; or (3) the expiration of any lock-up period imposed by contract or securities laws following an acquisition of the Company. On March 30, 2001, Onvia and Ms. McLaughlin entered into a retention agreement whereby Ms. McLaughlin was induced to remain as an employee of the Company in exchange for the note being turned into a nonrecourse loan. Until her termination of employment with Onvia in August 2002, Ms. McLaughlin paid down a portion of her promissory note, leaving approximately $270,954 as of March 1, 2005. On February 22, 2005, during the Company’s open trading window, the Company entered into an arm’s length agreement with Ms. McLaughlin. The parties agreed to cancel the collateralized shares sometime during February 22, 2005 and April 10, 2005 (the due date of the note) on such a day when the closing price of Onvia’s stock closed at a price at which the fair market value of the collateralized shares would equal the balance of the note. Onvia’s stock failed to close at or above this value during this period. The Company canceled the collateralized shares on April 11, 2005 at the closing price of $4.91 on that date in full satisfaction of the note pursuant to the terms of the agreement.

Indemnification Agreements

The Company has entered into indemnification agreements with its executive officers and directors containing provisions that require the Company to indemnify such officers and directors against liabilities that may arise by reason of their status or service as officers or directors, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements do not cover liabilities arising from willful misconduct of a culpable nature.

Other Related Party Transactions

There were no other related party transactions.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, the Audit Committee Report, and the Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following sets forth the Compensation Committee’s report on compensation policy existing during the fiscal year ended December 31, 2005, applicable to the Company’s executive officers. The Compensation Committee, which is comprised solely of Independent Directors, is responsible for establishing and monitoring our general compensation policies and compensation plans, as well as the specific compensation levels for executive officers including the chief executive officer. The Compensation Committee reviews and establishes annual base salary levels, annual cash bonus opportunity levels, and long-term incentive opportunities for each executive officer. The executive officers were not present during, and did not participate in, deliberations or decisions involving their own compensation.

General Compensation Policy

Under the supervision of the Board of Directors, our compensation policy is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the general objective of the

Compensation Committee to have a portion of each executive’s compensation contingent upon our performance as well as upon the individual’s personal performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise; (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time for the Company; and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and our stockholders.

The summary below describes in more detail the factors that the Compensation Committee considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

The level of base salary is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at similar companies, and the incentives necessary to attract and retain qualified management. Base salary is reviewed and potentially adjusted each year to take into account the individual’s performance, any changes in responsibility, and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

Cash-Based Incentive Compensation

Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and our success in achieving specific company-wide goals, such as customer satisfaction, revenue growth, and earnings growth.

Long-Term Incentive Compensation

Our stock option plans provide executives and other key employees with incentive to maximize long-term stockholder value. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake and thereby closely align his or her interests with those of our stockholders. Factors considered in making such awards include the individual’s position, his or her performance and responsibilities, and internal comparability considerations. The Board of Directors is not required to adhere strictly to these guidelines and may vary the size of the option grant made to each executive officer where it determines that the circumstances warrant alternative treatment.

Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant or above) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four or five year period, contingent upon the executive officer’s continued employment with Onvia.

Compensation of the Chief Executive Officer

Michael D. Pickett has served as our Chief Executive Officer since April 2001. His base salary for the fiscal year ended December 31, 2005 was $250,000. No other compensation, bonus, commission, or stipend was paid to Mr. Pickett during 2005. On November 29, 2004, Mr. Pickett was granted options to purchase 600,000 shares of the Company’s common stock, with an exercise price of $10.00 when the average closing price over the previous 90 business days before the grant date was $5.17, with vesting to begin as of the grant date in 60 equal monthly installments as long as Mr. Pickett is employed with the Company. The Compensation Committee, as well as the Board, believed that the premium-priced stock option grants were critical to aligning the interests of the Chief Executive Officer with stockholders because the only way premium-priced stock options benefit

Mr. Pickett is if stockholder value increases first. Mr. Pickett and the Compensation Committee have agreed that this stock option grant constitutes Mr. Pickett’s sole incentive compensation package for the foreseeable future. Mr. Pickett’s compensation was determined by the Compensation Committee, which is comprised of all Independent Directors

The factors discussed above in “Base Salaries,” “Cash-Based Incentive Compensation,” and “Long-Term Incentive Compensation” were applied in establishing the amount of Mr. Pickett’s base salary, bonus, and stock option grant. Significant factors in establishing Mr. Pickett’s base salary, bonus, and stock option grant were his previous experience as chairman, president, and chief executive officer of a publicly held company; the compensation levels at companies that compete with the Company for business and executive talent; and the Company’s performance.

Deductibility of Executive Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Compensation Committee believes that options granted under the 1999 Plan to such officers will meet the requirements for qualifying as performance-based, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Compensation Committee’s policy to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

Compensation Committee

Jeffrey C. Ballowe, Chair

Roger L. Feldman

D. Van Skilling

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors, each of whom is an Independent Director, and operates under a written charter adopted by the Board of Directors in March 2004.

The Audit Committee recommends to the Board of Directors the selection of an independent registered public accounting firm to be engaged as our independent auditors. The independent auditors are responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held six meetings during 2005. The meetings were designed to facilitate and encourage communications between the Audit Committee, management, and our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte & Touche”). Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2005 with management and the independent auditors.

The Audit Committee discussed and reviewed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors, Deloitte & Touche, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Deloitte & Touche the issue of its independence from the Company, and satisfied itself as to the auditors’ independence.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Audit Committee

James L. Brill, Chair

Robert G. Brown

Steven D. Smith

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Deloitte & Touche served as our independent registered public accounting firm in 2005 and 2004. Audit and audit-related fees aggregated $224,202 and $168,213 for the years ended December 31, 2005 and 2004, respectively and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and 2004 and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q were $199,525 and $141,969, respectively.

Audit-Related Fees

The aggregate fees billed for audit related services for the fiscal years ended December 31, 2005 and 2004 were $1,020 and $3,465, respectively. These fees relate to services in conjunction with consultation on internal controls including Sarbanes-Oxley Section 404 for the fiscal year ended December 31, 2004.

Tax Fees

The aggregate fees billed for tax services for the fiscal years ended December 31, 2005 and 2004 were $23,657 and $22,779, respectively. These fees relate to various tax compliance and consulting services for the fiscal years ended December 31, 2005 and 2004.

All Other Fees

There were no other fees that were not included above for the fiscal years ended December 31, 2005 and 2004.

The Audit Committee’s charter provides that it shall pre-approve all audit and non-audit services. Our Audit Committee pre-approved all services provided by our auditor in 2005. The Audit Committee of the Board of Directors has considered the role of Deloitte & Touche in providing non-audit services to the Company and has concluded that such services are compatible with Deloitte & Touche’s independence as our auditors.

Representatives of Deloitte & Touche will be present at the Annual Stockholders Meeting and available to answer questions.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return data for our common stock since January 1, 2001 to the cumulative return over such period of the Nasdaq National Market Composite Index and the Inter@Active Week Internet Index. The graph assumes that $100 was invested on January 1, 2001, in our common stock and in each of the comparative indices. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

*Assumes $100 invested on January 1, 2001 in stock or index, including reinvestment of dividends.

	1/01/01	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Onvia	$100.00	$63.98	$30.21	$54.98	$74.88	$47.75
AMEX Inter@Active Week Internet Index	$100.00	$52.20	$29.68	$51.38	$62.14	$62.94
NASDAQ Composite Index	$100.00	$78.95	$54.06	$81.09	$88.06	$89.27

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors does not know of any business to be considered at the 2006 Annual Stockholders Meeting other than the proposal described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with his or her best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL STOCKHOLDERS MEETING

A stockholder proposal must be addressed to the Secretary and received at the principal executive offices at 1260 Mercer Street, Seattle, Washington 98109 by the close of business on December 6, 2006 to be considered for inclusion in the proxy materials for the Company’s 2007 Annual Stockholders Meeting.

For business to be brought before the Annual Stockholders Meeting by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws provide that notice of such business must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s Annual Stockholders Meeting. The notice must specify the stockholder’s name, address, number of shares of the Company beneficially owned, a description of the desired business to be brought before the Annual Stockholders Meeting, and the reasons for conducting such business at the Annual Stockholders Meeting.

By order of the Board of Directors,

Michael D. Pickett

Chairman of the Board, Chief Executive Officer,

and President

April 5, 2006

Seattle, Washington

ONVIA, INC.

PROXY FOR ANNUAL STOCKHOLDERS MEETING

To Be Held May 5, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ONVIA, INC.

The undersigned hereby appoints Michael D. Pickett as proxy for the undersigned, with full powers of substitution, with all the powers the undersigned would possess if personally present, to vote the stock of the undersigned in ONVIA, INC. at the Annual Stockholders Meeting to be held on May 5, 2006 at 10:00 a.m. local time, at Onvia’s executive offices at 1260 Mercer Street, Seattle, Washington 98109, and any adjournment or postponements thereof with all powers the undersigned would possess if personally present. The undersigned hereby revokes any proxy previously given with respect to such stock.

This proxy, if properly executed, will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this proxy will be voted “FOR the director nominees” in item 1 and will be voted in accordance with the discretion of the proxies upon all other matters which may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors at present knows of no other matters to be brought before the meeting. PLEASE DATE AND MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY INTERNET OR TELEPHONE.

(Continued and to be signed on other side)

ONVIA, INC.

Two New Ways to Vote

VOTE BY INTERNET OR TELEPHONE

24 Hours a Day – 7 Days a Week

It’s Fast and Convenient

INTERNET www.proxyvoting.com/onvi	TELEPHONE 1-888-426-7035	MAIL
1. Go to the website listed above 2. Have your proxy card ready 3. Enter your Control Number located above your name and address 4. Follow the simple instructions on the website	1. Use any touch-tone telephone 2. Have your proxy card ready 3. Enter your Control Number above your name and address 4. Follow the simple recorded instructions	1. Mark, sign, and date your proxy card 2. Detach your proxy card 3. Return your proxy card in the postage paid envelope provided

Detach proxy card here if you are voting by mail.

Ú    DETACH PROXY CARD HERE    Ú

Please Detach Here

Ú    You Must Detach This Portion of the Proxy Card    Ú

Before Returning it in the Enclosed Envelope

Please mark your votes as in this example: ☒

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND OTHERWISE IN THE DISCRETION OF THE PERSON NAMED AS PROXY ON ALL OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1.	To elect as directors the two (2) nominees set forth below:

☐	FOR all the nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

	01. Jeffrey C. Ballowe	02. Robert G. Brown

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please vote, date, and sign below, and promptly return in the enclosed envelope.

Signature

Date:

Signature

Date:

NOTE: Please sign exactly as the name appears stenciled on this proxy. When signing as attorney, executors, administrators, trustee, or guardian, please set forth your full title. If the stockholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.